Exhibit 99.7
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of James E. Perry
Senior Vice President and Chief Financial Officer
October 23, 2015

Thank you, Steve and good morning everyone.

Yesterday, we announced our results for the third quarter of 2015. For the quarter, the Company reported earnings per share of $1.31 and revenues of $1.54 billion, compared to EPS and revenues of $0.91 and $1.56 billion, respectively, for the same period last year. During the third quarter, our EPS reflected strong operating performance by most of our businesses.

During the third quarter, the company repurchased 1.56 million shares of its common stock for $40 million. This year, we have repurchased a total of 3.95 million shares of our stock for $115 million and have $104 million available under our current authorization through year-end.

We also invested $44 million in capital expenditures during the quarter across a number of our manufacturing businesses and at the corporate level. Year-to-date, this figure totals $145 million.

During the third quarter, we invested approximately $223 million in leased railcar additions to our owned lease fleet. This investment was offset by $219 million of leased railcar sales from our lease fleet. Leased railcars remain a very good investment for us, offering attractive returns and cash flow while the railcars are in our fleet, then the opportunity for additional profit recognition when sold to third parties, including institutional investors.

Last week, we were pleased to announce the extension of our strategic railcar alliance with Element Financial Corporation. As Steve indicated, this extension calls for approximately $1 billion of leased railcars to be sold to Element in 2016 through 2019. Year-to-date sales of leased railcars to Element total approximately $617 million, bringing the cumulative total under the existing alliance to more than $1.6 billion since the program began in 2013. The level of interest in acquiring leased railcars remains high among institutional investors, and we continue to make progress in building portfolios of leased railcars for institutional investors who are looking to invest long-term capital in this asset class.

Our railcar investment vehicle platform provides Trinity with a level of financial flexibility that is unique among diversified industrial companies. The capital generated through our railcar investment vehicle platform provides us with the financial flexibility to reinvest in our railcar leasing and management services platform, our portfolio of diversified industrial businesses, or in other investments to enhance shareholder returns.

We ended the quarter with $678 million of cash on hand and have access to additional capital through our committed lines of credit at both the corporate and leasing levels.  At the end of the third quarter, our liquidity position remained strong at $1.9 billion.

As provided in our press release yesterday, we increased our annual guidance for 2015. Our current EPS guidance is $4.65 to $4.90 compared to our prior guidance of $4.45 to $4.75. This range implies fourth quarter EPS of $0.87 to $1.12.

As Steve mentioned, we expect our Rail Group to deliver between 8,300 and 9,000 railcars in the fourth quarter, resulting in approximate annual deliveries of between 33,750 and 34,500 railcars. We expect fourth quarter revenues of between $1.1 billion and $1.175 billion with an operating margin of between 19.5% and 20.5%. This results in record results for the year with annual revenues of between $4.4 billion and $4.5 billion with an operating margin of approximately 20%. TrinityRail’s railcar backlog remains strong at over $6.2 billion and continues to provide production visibility for our railcar operations in 2016 and beyond.

Industry railcar orders were reported by ARCI as 7,375 in the third quarter. As a reminder, we do not report our auto rack figures in our submission to ARCI because there is not a specific category provided for this input. In our press release yesterday, and as Steve mentioned, Trinity reported 3,655 orders for the third quarter - this unit count includes 1,250 auto racks. These auto rack orders are in addition to the total figure reported by ARCI.

We are reminding everyone of this detail this quarter due to the larger than normal percentage of our auto rack orders as compared to the total railcar orders reported by ARCI this quarter. Auto racks currently comprise 3.5% of our railcar backlog as compared to 3% at this time last year and 2% at this time two years ago. Since 2004, when we began producing auto racks, we informed the investment community that we would include auto racks in our quarterly railcar unit figures. We did this in order to reconcile our revenue and profit figures with our unit counts.

For informational purposes, auto racks are super structures that are installed on top of a railcar and are manufactured on our railcar assembly lines. The pricing for auto racks is very comparable to the average sales price of other freight railcars that we manufacture.

We expect our Leasing Group to record fourth quarter operating revenues, excluding leased railcar sales, of between $165 million and $185 million, with profit from operations of between $65 million and $75 million. This results in annual operating revenues of between $685 million and $705 million, with operating profit from operations of between $320 million and $330 million. As we indicated on our last call, maintenance expense is expected to be higher in the back half of the year due to timing of the services performed.

In the fourth quarter, we expect proceeds from the sales of leased railcars from the Leasing Group of between $105 million and $315 million with profit of $35 million to $85 million. Year-to-date, the Leasing Group has reported proceeds from the sales of leased railcars of $525 million with profit of $164 million. The wide range around the fourth quarter guidance reflects the transactional nature of these sales and the potential for timing to change. Our guidance assumes we substantially fulfill our existing alliance with Element. As a reminder, sales to third parties may be recorded in the Rail and Leasing Groups. Sales of leased railcars to third parties that were recorded within the Rail Group have been $176 million year to date.

In the fourth quarter, we expect to eliminate between $400 million and $430 million of revenues and defer between $90 million and $110 million of operating profit. Year-to-date, revenue and profit eliminations were $783 million and $164 million, respectively. We expect eliminations to be higher in the fourth quarter than previously expected due to the timing of railcars sold from the lease fleet.

We expect our Energy Equipment Group to generate fourth quarter revenues of between $250 million and $275 million with operating profit of between $30 million and $35 million. These expectations result in 2015 revenues of between $1.12 billion and $1.15 billion with an operating margin of 13% to 13.5% due to productivity improvements.

We expect our Construction Products Group to record fourth quarter revenues of between $100 million and $125 million, resulting in annual revenues of between $520 million and $545 million. We expect operating profit of between $52 million and $57 million for the full year. This group continues to experience headwinds associated with uncertainty around state and federal highway funding in addition to the ongoing highway litigation. We continue to be pleased with the performance and opportunities within our aggregates businesses.

Our Inland Barge Group is expected to report fourth quarter revenues of between $135 million and $150 million, resulting in 2015 revenues of between $640 million and $655 million. Fourth quarter operating profit is expected to be between $20 million and $25 million with a full year operating margin of 18% to 18.5%.

Our annual EPS guidance also includes the following assumptions:
•A tax rate of approximately 33.7%;
•Corporate expenses are expected to range from $125 million to $135 million, which includes ongoing litigation-related expenses.
•The deduction of between $30 million and $35 million of non-controlling earnings due to our partial ownership in TRIP and RIV 2013;
•A reduction of 17 cents per share due to the two class method of accounting, compared to calculating Trinity’s EPS directly from the face of the income statement; and
•Dilution of approximately 6 cents per share from the convertible notes

As it pertains to cash flow, we now expect the annual net cash investment in railcars added to our lease fleet to be between $280 million and $480 million in 2015. Our guidance incorporates the range we discussed for fourth quarter proceeds from the sales of leased railcars from the Leasing Group.

Full-year manufacturing and corporate capital expenditures for 2015 are now expected to be between $200 million and $240 million.

We believe Trinity is uniquely positioned within the industrial sector compared to prior periods of economic uncertainty. Backlogs in our railcar manufacturing and wind towers businesses provide support to our production planning in 2016 and railcar manufacturing has backlog into 2020. However, as we plan for 2016, we anticipate the slowdown in the industrial economy we are currently observing to impact our businesses, especially those that have limited visibility into next year. In keeping with our normal practice, we plan to provide specific earnings guidance for 2016 when we report our fourth quarter earnings. We look forward to the opportunities ahead of us.

As we prepare for our question and answer session, please note that Theis’ remarks today pertaining to our highway litigation were very thorough. We would ask that your questions today focus on our operations and financial performance.

Our operator will now prepare us for the question and answer session.

-- Q&A Session --